Exhibit 10.6

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

SECOND AMENDED AND RESTATED LICENSE AGREEMENT

THIS SECOND AMENDED AND RESTATED LICENSE AGREEMENT is made and entered into as of December 3, 2013 (the “Second Restatement Effective Date”), by and between the UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC., a nonprofit Georgia corporation with offices in the Boyd Graduate Studies Research Center, The University of Georgia, Athens, Georgia 30602 (“UGARF”) and SYNAGEVA BIOPHARMA CORP., a Delaware corporation having offices at 33 Hayden Avenue, Lexington, MA 02421 (“Synageva BioPharma”).

RECITALS

WHEREAS, UGARF is the assignee of all right, title, and interest in inventions developed by employees of The University of Georgia and is responsible for the protection and commercial development of such inventions;

WHEREAS, UGARF and Synageva (formerly known as AviGenics, Inc.) previously entered into a License Agreement dated April 11, 1996 (the “Original License Agreement”) and subsequently entered into an Amended and Restated License Agreement dated April 5, 2007, as amended on February 1, 2008 (the “First Amended and Restated License Agreement”); and

WHEREAS, Synageva and UGARF agree that it is in their best interests to amend in full the terms of the First Amended and Restated License Agreement and replace it with this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1. “Affiliate” means any corporation, partnership, or other business entity which, directly or indirectly, controls, is controlled by, or is under common control with Synageva BioPharma where “control” means having the right to nominate a majority of the directors or managing partners or managers of an entity or owning, directly or indirectly, at least fifty percent (50%) of the voting shares of an entity.

1.2. “Agreement” means this Second Amended and Restated License Agreement and its attachments.

1.3. “Confidential Information” means any oral, written, graphic, or machine readable information related to Licensed Patents, Licensed Products, research, technology and product development plans, inventions, processes, designs, drawings, biological and chemical formulae and compositions, software, hardware, algorithms, government regulatory information, reports, data and analysis, business plans, contracts, and all other materials which have business or legal value by virtue of being held secret.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.4. “Cover” means, with respect to a particular product sold in a particular country, that in the absence of a license granted under a Valid Claim of a patent in such country, the making, having made, using, offering for sale, sale, or importation of such product in such country, would infringe such Valid Claim.

1.5. “Effective Date” means April 11, 1996.

1.6. “Field” means [*] as it may relate to introduction of DNA sequences in any [*], expression of autologous and allogeneic molecules in any [*], use of [*] and [*], and improved [*].

1.7. “First Restatement Effective Date” means April 5, 2007.

1.8. “License Year” means a calendar year during the Term.

1.9. “Licensed Patents” means the patents and patent applications listed in Appendix A, which may be updated from time to time, together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the claimed subject matter of such continuations-in-part are disclosed and enabled in the parent patent application and are not, as of the First Restatement Effective Date, obligated to a third party), foreign counterparts of such patent applications, and patents which issue thereon anywhere in the world, including reexamined and reissued patents.

1.10. “Licensed Product(s)” means a process, service, or product, the manufacture, use, or sale of which is Covered by a Valid Claim.

1.11. “Licensed Territory” means the world.

1.12. “Net Sales” means the [*] (“Gross Sales”), less [*].

1.13. “UGA” means The University of Georgia.

1.14. “Sublicensee” means a non-Affiliate third party to whom Synageva has licensed any of the rights granted herein.

1.15. “Synageva” means Synageva BioPharma and its Affiliates.

1.16. “Term” means the length of this Agreement, which unless sooner terminated as otherwise provided in this Agreement, shall continue until the date of expiration of the last to expire of the Licensed Patents.

1.17. “Valid Claim” means a claim in an unexpired patent or pending patent application included in the Licensed Patents, so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 2. GRANT OF LICENSE

2.1. License. UGARF hereby grants to Synageva the sole and exclusive right and license, under the Licensed Patents, (i) to make, have made, use, offer to sell, sell, and import Licensed Products, and (ii) to practice the Licensed Patents within the Field, in each case ((i) and (ii)), in the Licensed Territory and during the Term.

2.2. Sublicenses. Synageva shall have the right to grant sublicenses under the license granted in Section 2.1 (License) to any person or entity consistent with the terms of this Agreement. Synageva shall notify UGARF of all sublicenses upon execution, and UGARF may inspect and review such sublicenses in their entirety for compliance with the terms of this Agreement.

2.3. Retained Rights. Notwithstanding the exclusive grant above, UGARF retains on behalf of itself, UGA, and any research collaborators, the right to non-commercial use of the Licensed Patents for research and educational purposes only.

2.4. No Implied License. The license rights granted in this Agreement shall not be construed to confer any rights upon Synageva by implication, estoppel, or otherwise as to any inventions, materials, technology, or other intellectual property except as expressed in this Agreement. To the best of UGARF’s knowledge, there are no background rights implicated by this Agreement, and no background rights are granted to any person or entity by UGARF.

2.5. U.S. Government Rights. Inventions protected by Licensed Patents may have been conceived with the use of U.S. government funds. Therefore, there is reserved from the rights granted hereunder the rights, if any, of the U. S. government to practice the inventions for its own purposes in such manner to which it is entitled in accordance with applicable laws.

ARTICLE 3. DILIGENT COMMERCIALIZATION

3.1. Diligence. Synageva shall use commercially reasonable efforts that are customary in the industry to (i) bring Licensed Products to market and sell Licensed Products, (ii) obtain whatever government approvals in the Territory may be required to bring Licensed Products to market, and (iii) obtain such obligations from its Sublicensees.

3.2. Development Report. Synageva shall report to UGARF no more than once per year, its technology and product development progress in such detail as may be necessary to permit UGARF to evaluate Synageva’s compliance with Section 3.1; provided, however, for each Licensed Product, such report shall only be provided up to commercial launch of such Licensed Product.

ARTICLE 4. CONSIDERATION

4.1. Equity. The parties acknowledge and agree that Synageva fulfilled its obligations under Section 4.1 of the First Amended and Restated License Agreement by issuing to UGARF [*]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

shares of Common Stock of Synageva, such number of shares being equal to [*] of the number of shares of Common Stock (on an as converted basis) then outstanding within ninety (90) days of the execution of the First Amended and Restated License Agreement.

4.2. License Royalties. Synageva shall pay to UGARF a running royalty of [*] of [*].

4.3. Sublicense Payments. Synageva shall pay to UGARF the following sublicensing payments and royalties:

(a) the greater of (i) [*] or (ii) [*] in consideration for the execution of a sublicense under Licensed Patents;

(b) [*] of [*] in consideration of a sublicense under the Licensed Patents; and

(c) [*] of [*] of a Licensed Product sold by a Sublicensee.

The payment obligations under subsections (a), (b), and (c) of this Section 4.3 are mutually exclusive, in that UGARF shall not be entitled to a payment under more than one subsection with respect to the same sale or payment.

4.4. One Payment. The payment obligations in Section 4.2 (License Royalties) and Section 4.3 (Sublicense Payments) are mutually exclusive, in that UGARF shall not be entitled to a payment under both sections with respect to the same sale or payment. Only one (1) royalty or sublicense payment shall be due and payable for the sale of a Licensed Product.

4.5. Exclusions. Notwithstanding anything to the contrary contained herein, any payments or other consideration received by Synageva from a Sublicensee that is not made as consideration for a sublicense under the Licensed Patents or as a royalty on sales of a Licensed Product will not trigger a payment under Section 4.3 (Sublicense Payments), and no payment in respect thereof shall be owed by Synageva to UGARF. For clarity, the following payments will not trigger a payment under Section 4.3 (Sublicense Payments): (i) payments made [*], in each case, they are excluded only to the extent such payments [*], and (ii) payments for [*], including payments received by Synageva from [*].

4.6. Anti-Stacking Rights. If, at any time, Synageva discovers that any Licensed Product, or the use thereof in the Field, infringes claims of an unexpired patent or patents other than those in the Licensed Patents, Synageva may, if it has not already done so, negotiate with the owner of such patents for a license on such terms as Synageva deems appropriate. Should the license with the owner of such patents require the payment of royalties or other consideration by Synageva to such owner, then the royalties otherwise payable under Section 4.2 of this Agreement shall be reduced by the dollar amount of the royalties or consideration paid by Synageva to the owners of such patents; provided that in no event shall the royalty payable under this Agreement be less than one-half of the royalty payable herein under Section 4.2.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 5. PAYMENTS

5.1. Payments. All payments due under this Agreement shall be made to UGARF quarterly commencing upon the first sale of a Licensed Product. Quarterly payments owed are due within sixty (60) days after March 30, June 30, September 30, and December 31. Synageva shall deliver any final payment owed within sixty (60) days after termination of this Agreement. All payments due under this Agreement shall be made by check or wire transfer in immediately available funds to a U.S. bank account designated in writing by UGARF.

5.2. Reports. During the Term, Synageva shall furnish, or cause to be furnished, to UGARF written reports, which will include all applicable information identified in Appendix B. Synageva shall provide these reports quarterly commencing upon the first sale of a Licensed Product. Quarterly reports are due within sixty (60) days after March 30, June 30, September 30, and December 31. Synageva shall deliver a final report within sixty (60) days after termination of this Agreement.

5.3. Currency Conversion. If Synageva or Sublicensees receive payment in a non-U.S. currency in connection with a transaction giving rise to a payment obligation under this Agreement, then Synageva shall, prior to paying UGARF, convert such payment into the U.S. dollars equivalent using the average of the daily last price rate of exchange for such currencies for the relevant month published by the Wall Street Journal.

5.4. Interest. Payments required under this Agreement shall, if overdue, bear interest at a per annum rate of [*] in effect at Citibank, N.A., on the due date, from the date due until payment is made. The payment of such interest shall not foreclose UGARF from exercising any other rights it may have because any payment is late.

ARTICLE 6. RECORDS

6.1. Records of Sales. During the Term of this Agreement and for a period of three (3) years thereafter, Synageva shall keep at its principal place of business true and accurate records of all its sales and those of its Affiliates and Sublicensees in accordance with generally accepted accounting principles in the respective country where such sales occur and in such form and manner so that all payments and other obligations owed to UGARF may be readily and accurately determined. Synageva shall furnish UGARF copies of such records upon UGARF’s request, which shall not be made more often than once per License Year. Synageva shall keep accurate records in sufficient detail to enable UGARF to verify the calculation of payments made or due to UGARF.

6.2. Audit of Records. UGARF, or its duly appointed representatives, shall have the right, at reasonable times during normal business hours and upon prior notice, to examine the records of Synageva in order to verify the calculation of payments made or due to UGARF and compliance with the terms of this Agreement; provided, however, that the persons conducting such audit are bound by confidentiality obligations similar to those contained herein. Such examination and verification shall not occur more than once each License Year and once in the three (3) calendar

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

years immediately following termination of this Agreement. Unless otherwise agreed to in writing by Synageva, the fees and expenses of performing such examination and verification shall be borne by UGARF. If such examination reveals an underpayment by Synageva of more than ten percent (10%) for any quarter, Synageva shall pay UGARF the amount of such underpayment plus interest calculated under Article 5.4, and shall reimburse UGARF for all reasonable fees and expenses of the party performing the examination.

ARTICLE 7. PATENT PROSECUTION

7.1 Synageva as Lead Party. The preparation, prosecution, and maintenance of the Licensed Patents shall be the primary responsibility of Synageva, and Synageva shall be responsible for all costs associated therewith. Synageva shall keep UGARF informed as to all material developments with respect to the preparation and prosecution of Licensed Patents. Synageva shall direct its counsel to copy UGARF on correspondence with government patent offices, international agents, and the like in a timely manner. UGARF shall cooperate with Synageva in preparation, prosecution, and maintenance of the Licensed Patents. UGARF and Synageva shall jointly decide the countries in which Synageva shall file a patent application. UGARF may, at its own expense, file patent applications in those countries in which Synageva elects not to file national applications. Synageva, upon thirty (30) days’ advance written notice to UGARF, may advise UGARF that Synageva no longer intends to maintain or prosecute one (1) or more Licensed Patents in which case UGARF may elect to maintain or prosecute the one (1) or more Licensed Patent at UGARF’s expense. If UGARF elects to pay such expenses, Synageva’s rights under such Licensed Patents shall be extinguished and removed from this license.

7.2 Prosecution Reports from Counsel. At least once per License Year, Synageva shall provide UGARF with an up-to-date listing of Licensed Patents that identifies for each issued patent and each pending application in the Licensed Patents, the patent or application number (as applicable), the associated country or territory, and the associated expiration date for issued patents or the associated filing date for pending applications.

ARTICLE 8. ABATEMENT OF INFRINGEMENT

8.1. Infringement. Each party shall promptly notify the other of any actual or suspected infringement of the Licensed Patents.

8.2. Allocations of Responsibility. Subject to Sections 8.4 and 8.5, Synageva will have the sole right, but not the obligation, at its own expense to initiate and control an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing any of the Licensed Patents.

8.3. Assistance and Allocation of Expenses and Recoveries. UGARF shall offer reasonable assistance to Synageva in connection with any such suit or action and Synageva shall reimburse UGARF for reasonable out-of-pocket costs required for such assistance. At the request of Synageva, UGARF shall join the suit or action as a party, provided that [*]. Synageva shall not grant to a Sublicensee any rights to contact potential infringers or enforce Licensed Patent Rights. Any damages, awards, or other recovery received in any such suit or action shall first be

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

allocated to reimburse Synageva for its costs in handling a suit or action hereunder. Any remaining damages, awards, or other recovery shall be divided between the parties as follows: [*]. In the event UGARF is responsible to pay any amount due under an order or judgment, or any other costs, fees, or other amounts due, as a result of any claims in such infringement action, [*]. In the event Synageva [*].

8.4. Abandonment of Suit. In the event that Synageva institutes a suit under this Article 8 and then decides to abandon the suit, it will first provide timely written notice to UGARF of its intention to abandon the suit, and UGARF, if it wishes, may continue prosecution of such suit; provided, however, that the sharing of any recovery in such suit will be agreed upon separately in good faith by the parties taking into account their respective efforts and expenses in the prosecution of such suit. However, in no event shall Synageva abandon a suit without UGARF’s prior written permission in the event that one or more counterclaims, cross-claims, or any other claims have been asserted against UGARF in such suit. In the event Synageva were to do so, [*]. Further, if Synageva abandons suit without UGARF’s prior written permission, [*]. In the event Synageva [*].

8.5. Declaratory Judgment Actions. Each party will promptly notify the other party upon becoming aware of any actual or threatened declaratory judgment action against Synageva or UGARF by a person or entity alleging invalidity, unenforceability, or non-infringement of the Licensed Patents. In the event Synageva’s actions caused the issuance of a declaratory judgment, Synageva will have the obligation to defend and take sole control of any such declaratory judgment action on behalf of both Synageva and UGARF. In the event UGARF’s actions caused the issuance of a declaratory judgment, Synageva will have the sole right, but not the obligation, to defend and take sole control of any such declaratory judgment action on behalf of both Synageva and UGARF. All of the terms of Section 8.3 (Infringement Suit) governing an infringement action relating to the Licensed Patents will also govern the defense of such declaratory judgment action, as well as the prosecution of any counterclaims or other claims for infringement of or related to the Licensed Patents brought in any such action, and the allocation of payment of expenses, costs, judgments, and other fees (as set forth in Section 8.3) as well as the allocation of any recoveries therefrom. Synageva shall not abandon its defense of UGARF and Synageva in any such declaratory judgment action without the prior written consent of UGARF. In the event Synageva were to do so, [*].

ARTICLE 9. CONFIDENTIALITY

9.1. Confidentiality. All Confidential Information disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”) shall be maintained in confidence by the Receiving Party, and the Receiving Party will not use any Confidential Information disclosed to it by the Disclosing Party for any purpose other than to carry out its obligations under this Agreement. The Receiving Party will not disclose or permit disclosure of any Confidential Information to third parties, except that the Receiving Party may provide such information to (a) its consultants and advisors providing services on behalf of such party or (b) potential acquirors of a party or potential acquirors of the royalties or other rights hereunder, investors, or Sublicensees, in each case ((a) and (b)), only under written obligations of confidentiality as

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

stringent as those set forth herein and only on a need-to-know basis. Each party shall take reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement.

9.2. Exceptions to Confidentiality. The parties shall have no confidentiality obligations to each other with regard to any information which

(a) was in or came into the public domain through no fault of the Receiving Party;

(b) was disclosed to Receiving Party by a third party legally entitled to do so without breach of any confidentiality obligations;

(c) was independently developed by a party without any use of the Confidential Information of the other party, as demonstrated by files created at the time of such independent development; or

(d) is ordered disclosed by court or agency order or is required to be disclosed under other legal requirement, such as a state or federal open records act. In the latter case, the party so ordered or required shall, as soon as reasonably possible, give notice to the Disclosing Party of such order or requirement so that the Disclosing Party may have an opportunity to object to such disclosure.

ARTICLE 10. WARRANTIES, LIABILITY AND DISCLAIMER

10.1. Limited Warranty. The parties each represent and warrant that they have the right and authority to enter into this Agreement and that neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which they are parties.

10.2. Liability. Neither party shall be liable to the other, including Affiliates, for special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, distributed sublicensed, or sold pursuant to this Agreement.

10.3. DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 10.1, UGARF DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO PERFORMANCE, MARKETABILITY, TITLE, UTILITY, OR OTHERWISE IN ANY RESPECT RELATED TO THE LICENSED PATENTS OR LICENSED PRODUCTS. UGARF FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES IN CONNECTION WITH THE PRACTICE OF THE LICENSED PATENTS, OR THE MAKING, USING OR SELLING OR OTHER DISTRIBUTION OF LICENSED PRODUCTS BY ANY PERSON OR ENTITY.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

SYNAGEVA, ITS AFFILIATES AND SUBLICENSEES ASSUME THE ENTIRE RISK AND RESPONSIBILITY FOR THE SAFETY, EFFICACY, PERFORMANCE, DESIGN, MARKETABILITY, TITLE, AND QUALITY OF ALL LICENSED PRODUCTS.

10.4. Sublicensee Liability Insurance. Synageva shall include in the terms of all sublicenses a requirement that the Sublicensee procure and maintain in effect a comprehensive general liability insurance policy. This insurance policy will provide commercially reasonable coverage for personal injury, death, illness, and property damage, and will include Synageva and UGARF as additional insureds.

10.5. Limitation of Liability; Indemnification; Insurance.

(a) Limitation of Liability. None of the UGARF, UGA, or any of their respective employees or agents (each an “Indemnified Person”) shall have any liability or responsibility whatsoever to Synageva, any of its Affiliates, any Sublicensee or any other person or entity for or on account of (and Synageva agrees and covenants, and agrees to cause each of its Affiliates and Sublicensees to agree and covenant not to sue any Indemnified Person in connection with) any injury, loss, or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon, Synageva, any of its Affiliates or Sublicensees or any other person or entity, whether direct, indirect, special, punitive, incidental, consequential or otherwise arising under any legal theory (and further excluding without limitation of its Affiliates or Sublicensees), arising out of or in connection with or resulting from (i) the production, use, or sale of the Licensed Products by Synageva, its Affiliates, or Sublicensees, (ii) the use of any Licensed Patents by Synageva, its Affiliates, or Sublicensees, (iii) any advertising or other promotional activities with respect to either of the foregoing, or (iv) the production, use, or sale of any product, process, or service identified, characterized, or otherwise developed by Synageva, its Affiliates, or Sublicensees with the aid of the Licensed Patents.

(b) Indemnity; Indemnification Procedure. Synageva shall indemnify, defend, and hold each Indemnified Person harmless against all claims, demands, losses, damages, or penalties (including but not limited to reasonable attorneys’ fees and expenses at the pretrial, trial, or appellate level) made against any Indemnified Person with respect to items (i) through (iv) of Section 10.5(a) above, whether or not such claims are groundless or without merit or basis. To receive indemnification, UGARF must: (i) notify Synageva promptly of the assertion of any such claims against it (provided that any failure or delay in providing such notice shall not relieve Synageva of its indemnification obligation, except to the extent Synageva is prejudiced by such delay or failure); and (ii) authorize and permit Synageva to conduct and exercise control of the defense and disposition of such claims. Synageva agrees not to enter into any settlement or compromise of any claim or action in a manner that admits fault or imposes any restrictions or obligations upon an Indemnified Person without that Indemnified Person’s prior written consent, which shall not be unreasonably withheld.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(c) Insurance. Synageva shall obtain and carry in full force and effect, and shall cause its Affiliates and Sublicensees to obtain and carry in full force and effect, insurance with the coverages and limits as are reasonably adequate to ensure that Synageva can meet its obligations to UGARF pursuant to this Article, the nature and extent of which insurance shall be commensurate with usual and customary industry practices for similarly situated companies. Synageva’s insurance policy shall name UGARF as an additional insured under such insurance policy or policies and shall require thirty (30) days’ written notice to be given to UGARF prior to any cancellation or reduction in coverage. Synageva will provide UGARF with a certificate of insurance upon execution of this Agreement. If at termination of this Agreement Synageva or its Affiliates have Licensed Products in the stream of commerce, then these insurance obligations shall survive this Agreement and extend for four (4) years after termination.

ARTICLE 11. TERMINATION

11.1. UGARF Right to Terminate. UGARF shall have the right (without prejudice to any of its other rights) to terminate this Agreement if Synageva:

(a) Fails to pay any amount or transfer other consideration required under this Agreement on the date due and fails to remedy same within twenty-one (21) days after written notice by UGARF;

(b) Fails to provide UGARF with any report when due under this Agreement and fails to remedy such breach within thirty (30) days after written notice by UGARF;

(c) Materially breaches this Agreement, and fails to remedy such breach within thirty (30) days after written notice by UGARF; or

(d) Intentionally makes any materially false report or intentionally withholds or intentionally misrepresents information that, in any case, results in the underpayment of royalties, payments, or stock, and fails to remedy such breach within twenty-one (21) days after written notice by UGARF.

However, if Synageva disputes the alleged act(s) of which UGARF notifies Synageva pursuant to Section 11.1 (a), (c) and/or (d), then Synageva may provide UGARF with a notice of dispute (“Notice of Dispute”) at any time during the applicable remedy period, in which case the time period in the applicable subsection(s) above shall be superseded by the following time periods. Within ten (10) business days after receipt of such Notice of Dispute, executives of UGARF and Synageva who have authority to settle the dispute shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the parties. If the dispute has not been resolved within thirty (30) days of the first meeting of such executives, Synageva or UGARF may, by notice to the other party (“Dispute Escalation Notice”), refer the dispute to the respective officers of the parties designated below:

For UGARF:	Executive Vice President

For Synageva:	Chief Executive Officer

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

If no timely Dispute Escalation Notice is sent within thirty (30) days of the first meeting of the executives, then UGARF may terminate this Agreement upon providing written notice to Synageva and upon Synageva’s subsequent failure within twenty-one (21) days thereof to remedy all of the breaches originally identified by UGARF this Agreement shall automatically terminate. If a timely Dispute Escalation Notice is sent within thirty (30) days of the first meeting of the executives, then such officers identified above shall negotiate in good faith to resolve the dispute for a period of thirty (30) days after receipt of the Dispute Escalation Notice (or such longer period if mutually agreed upon in writing). In the event the dispute is not resolved within such thirty (30) day period (or such other mutually agreed upon longer period if applicable), then UGARF may terminate this Agreement upon providing written notice to Synageva and if Synageva fails to remedy the same within twenty-one (21) days this Agreement shall automatically terminate.

11.2. Synageva’s Right to Terminate. Synageva may terminate this Agreement at any time upon sixty (60) days prior written notice to UGARF.

11.3. UGARF Rights in Lieu of Termination. At the election of UGARF and in its sole discretion in lieu of terminating this Agreement pursuant to Section 11.1, UGARF may either (after following the notice requirements and dispute resolution process set forth in Section 11.1) (i) declare the license rights granted hereunder to be non-exclusive and grant licenses to any third party, or (ii) otherwise continue the rights of Synageva on such other terms and conditions as UGARF shall determine.

11.4. Effect of Termination. Regardless of the circumstances of termination, on the effective date of termination of this Agreement, the license granted to Synageva under Section 2.1 (License) shall immediately terminate.

11.5. Survival. The following provisions of this Agreement shall survive any termination;

(a) Synageva’s obligation to make payments under Article 4 (and corresponding reports under Article 5) and other obligations accrued and remaining unpaid or underperformed prior to termination (including without limitation the delivery and continuing rights and benefits, if any, in equity), but excluding any payments due for sales of Licensed Product sold by Synageva or a Sublicensee after termination;

(b) any cause of action or claim of Synageva or UGARF accrued or to accrue, because of any breach or default of this Agreement by the other party; and

(c) Articles 1, 6, 8, 9, 10, 12, 14 and 15, and Sections 11.4, 11.5, 11.7, 13.6, 13.7, 13.8 and 13.10.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

11.6. Expiration of Patent Rights. This Agreement shall terminate automatically on a country-by-country basis upon the last to occur of the expiration of the last-to-expire Licensed Patents.

11.7. Survival of Sublicenses. In the case of termination for breach or default by Synageva, each sublicense shall remain intact and any Sublicensee shall become a direct licensee of UGARF on terms and conditions identical to those set forth in its sublicense agreement such that UGARF stands in the shoes of Synageva (or its Affiliate), but only with respect to the rights to Licensed Patents that were sublicensed to the Sublicensee, so that the Sublicensee is put in same position with respect to the Licensed Patents as it was prior to the termination of this Agreement; without limiting the generality of the foregoing, and by way of example, under the payment and reporting provisions set forth in such sublicense agreement, such Sublicensee will pay and report directly to UGARF all amounts and reports that such Sublicensee would have been obligated to pay or report to Synageva under such sublicense agreement as a result of such Sublicensee’s sales of Licensed Products and other licensed activities under such sublicense agreement. At the request of Synageva, UGARF shall acknowledge to a Sublicensee UGARF’s obligations to the Sublicensee in place of Synageva under this paragraph.

ARTICLE 12. ASSIGNMENT

12.1. Conditions of Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any attempted assignment in violation of this Article 12 shall be invalid. However, Synageva Biopharma may assign this Agreement to an Affiliate upon written notice to UGARF, or Synageva may assign this Agreement to a successor in interest in a merger, acquisition, or consolidation of all or substantially all of the portion of the business to which this Agreement relates (regardless of whether such transaction takes the form of a merger, sale of assets, tender offer, or other transaction) so long as Synageva provides thirty (30) days’ notice thereof to UGARF and procures for UGARF a written agreement by its assignee wherein the assignee covenants and agrees to assume all Synageva’s obligations hereunder to UGARF, including all payment obligations under Article 4.

12.2. Binding Nature. This Agreement shall be binding upon and inure to the benefit of the successors in interest and assigns of Synageva and UGARF. Any such successor or assignee of a party’s interest shall expressly assume in writing the performance of all the terms and conditions of the Agreement to be performed by said party or such Assignment will be void.

ARTICLE 13. MISCELLANEOUS

13.1. Export Controls. The parties are subject to United States laws and regulations controlling the export of biological materials, technical data, computer software, laboratory prototypes, and other commodities and information. Synageva’s rights and obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. Exports or deemed exports may require a license from a United States government agency. UGARF neither represents that an export license shall not be required nor that, if required, such export license shall issue.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

13.2. Legal Compliance. Synageva shall comply with all laws and regulations relating to its manufacture, processing, producing, use, selling, or distributing of Licensed Products. Synageva shall not knowingly take any action which would cause UGARF or Synageva to violate any laws and regulations.

13.3. Independent Contractor. Synageva’s relationship to UGARF shall be that of a licensee only. Synageva shall not be the agent of UGARF and shall have no authority to act for or on behalf of UGARF in any matter. Persons retained by Synageva as employees or agents shall not by reason thereof be deemed to be employees or agents of UGARF.

13.4. Patent Marking. Where required by applicable law, Synageva shall mark Licensed Products with patent numbers.

13.5. Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia.

13.6. Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia.

13.7. Entire Agreement. This Agreement constitutes the entire agreement between UGARF and Synageva with respect to the subject matter hereof and shall not be modified, amended, or terminated except as herein provided or except by another agreement in writing executed by the parties hereto. This Agreement, including the Appendices hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof, including the First Amended and Restated License Agreement.

13.8. Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid, or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid, or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid, or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

13.9. Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

of God, strikes, or other work stoppages; civil disturbances, fires, floods, explosions, terrorism, riots, war, rebellion, sabotage, acts of governmental authority, or failure of governmental authority to issue licenses or approvals which may be required.

13.10. Failure to Enforce. The failure of either party at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of such party thereafter to enforce each and every such provision.

ARTICLE 14. USE OF NAMES AND MARKS

14.1. By Synageva. Synageva shall not use the names and trademarks of UGARF, UGA, the Board of Regents of the University System of Georgia, or the UGA inventors of the Licensed Patents in any publicity, advertising, or news release without the prior written approval of an authorized representative of UGARF.

14.2. By UGARF. UGARF shall not use the names and trademarks of Synageva or any employee of Synageva in any publicity, advertising, or news release, without the prior written approval of Synageva.

14.3. Exception. Synageva may use the name of UGARF, the Board of Regents of the University System of Georgia, UGA, or any University staff member, employee, or student, after first disclosing such use to UGARF, for the following:

(a) as required to obtain regulatory approval for Licensed Product; and,

(b) as required by law, rule, regulation, or legal process, including but limited to disclosures required in connection with the offering of securities, U.S. Securities and Exchange Commission filing requirements and the like.

ARTICLE 15. NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

To Synageva:

Synageva BioPharma Corp.

Attn: Legal

33 Hayden Avenue

Lexington, MA 02421

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

To UGARF:

Director, Technology Commercialization Office

University of Georgia Research Foundation, Inc.

634 Boyd Graduate Studies Research Center

Athens, Georgia 30602-7411

Such notices or other communications shall be effective upon receipt by an employee, agent, or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

[Signature page follows]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Second Restatement Effective Date by their duly authorized representatives.

SYNAGEVA BIOPHARMA CORP.		UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC.

By:	/s/ Thomas W. Beetham	By:	/s/ David Lee, Ph.D.

Print Name:	Thomas W. Beetham	Print Name:	David Lee, Ph.D.

Title:	VP, General Counsel	Title:	Executive Vice President

Date:	December 3, 2013	Date:	December 3, 2013

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

APPENDIX A

LICENSED PATENTS

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APPENDIX B

REPORTS

Each Report due under Section 5.2 of this Agreement shall provide the following aggregate information per quarter for all Licensed Products sold by Licensee and its Affiliates, and for any payments by Sublicensees.

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